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                                                                    EXHIBIT 10.1

                            COLLATERAL LOAN AGREEMENT

This Collateral Loan agreement (the "Agreement"), dated this 1st day of April, 2002, is entered into between Interauditing Srl, an Italian Corporation with a principal address at Piazza Duca D'Aosta 6, 20124 Milano, Italy (the "Lender"), and The Internet Advisory Corporation, a Utah corporation with a principal address at 150 East 58th Street, New York, NY 10022 (the "Borrower").

In consideration of the mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.    LOAN AND DELIVERY OF COLLATERAL PURSUANT TO PROMISSORY NOTES

      a. Subject to the terms and conditions hereinafter set forth, the Lender agrees to provide to Borrower a line of credit in an amount of up to 20% ("the Loan Market Value Percentage") of the Final Market Value, as such term is defined in Section 3 hereof (the "Loan Amount" or the "Loan") of certain restricted shares of Borrower's common stock (the "Stock"). The Lender will pay the Loan Amount to Borrower in no more than two (2) installments. 50% or more of the Loan Amount (the "Initial Payment") will be paid to Borrower not more than five (5) days after Borrower shall have delivered the Stock and all other documents required by this Agreement to Lender. The balance of the Loan Amount will be paid to Borrower not more than ten (10) day after the Initial Payment. The Borrower's obligation to repay the Loan Amount shall be evidenced by one or more promissory notes issued in the form of "Exhibit A" attached hereto (the "Promissory Notes.)" The Promissory Notes shall be executed by Borrower and delivered to the Lender via courier upon Borrower receiving notification by Lender that funds are available to advance the Loan Amount.

      b. To secure its obligations under the Loan, Borrower will issue the Stock in the name of Lender. The Stock will serve to collateralize the Loan and will contain restrictions on assignment and transfer. In connection with such restrictions, the Stock will contain the following legends:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (i) an effective registration statement for such securities under said Act or
                  (ii) an opinion of company counsel that such registration is not required."

            Concurrently with the execution of this Agreement, Borrower shall deliver the Stock (in physical certificate form) to the branch office of Credito Italiano Bank (the "Bank") in New York, located at 375 Park Avenue, New York, New York, 10152, for final credit to the Lender's account number 999647 0 at Credito Italiano Milano Cordusio Branch 200 NDG N 13372852. The Stock shall be free and clear from all liens and encumbrances at the time it is deposited, and shall not be subject to other restrictions or limitations, (i.e., shareholder rights, etc.) other than the restrictions related to its status as restricted stock and any other restrictions imposed by this Agreement.


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      c.    This Agreement, the Promissory Notes, and the other documents specified above constitute the "Loan Documents".

2.    LOAN PROCEEDS AND INSTALLMENT PAYMENTS

      a. All Loan Amounts payable to Borrower shall be wired directly to Borrower based on wire instructions provided by Borrower, without deduction for any charges, expenses or commissions, except for a 2% engagement service fee (the "Engagement Service Fee") payable to the Lender. Net Loan proceeds shall be immediately available to the Borrower.

      b. Delivery of the Promissory Notes to Lender shall be a Condition Precedent to delivery of the Loan Amount by the Lender, which will also be subject to confirmation by outside counsel of the Lender as to availability of funds.

      c. In the event the Lender does not advance to the Borrower the Loan Amount, the Borrower's sole and exclusive remedy shall be to demand an immediate return of the Stock and the Promissory Notes. Lender shall comply within five (5) business days of receipt of said demand in hard copy written form. In the event Lender does not comply in accordance with the time frame set forth above, or any extended time frame granted by Borrower, this Section 2.c. will be deemed null and void and Borrower will be free to seek alternative remedies.

3.    DETERMINATION OF MARKET VALUE

      Upon the execution of this Agreement (said "execution" being deemed to include delivery of a signed copy of this Agreement to the Lender), receipt of the Stock and all Loan Documents required by the Lender, the "Final Market Value" shall be used as the value to determine the Loan Amount. The Loan Amount shall be calculated by multiplying the Final Market Value by the Loan Market Value Percentage specified in Section 1.a. The Final Market Value shall be calculated based on the average closing price for Borrower's common stock as traded on the OTC Bulletin Board, for the ten (10) trading days immediately preceding the date the Stock and the Loan Documents are delivered. However, if the closing share price on the last trading date of this ten-day trading period is less than the ten day average closing price, the closing share price on that last trading date shall be used to determine Final Market Value. Final Market Value is equal to the closing price indicated above multiplied by the number of shares of the Stock delivered to the Lender as specified above.

4.    ADJUSTMENT TO LOAN AMOUNT

      Ninety calendar days after the date (the "Issue Date") of the first Promissory Note provided by Borrower to Lender, the Final Market Value and Loan Amount will be recalculated. The formula used for the recalculation will be the same as that used in Section 3 above, except that the average price will be calculated using the twenty trading days immediately preceding the ninetieth calendar day to calculate the share price. The resulting "Final Market Value" calculated in this manner will be multiplied by the Loan Market Value Percentage noted in Section 1.a. above, and, if the recalculated Loan Amount is 10% or more greater than the original Loan Amount calculated under Section 3, then the difference between the two Loan Amounts will be advanced as a new loan within five
      (5) business days of the ninetieth calendar day following the Issue Date as noted. However, if the recalculated Loan Amount is not 10% or more greater than the original Loan Amount, no adjustment will be made.


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5.    CONCERNING THE PROMISSORY NOTES

      Except as otherwise provided in this Agreement, the Stock pledged under this Agreement shall be held as collateral as long as there is any principal or interest outstanding under the Promissory Notes. Upon satisfaction of all principal and interest under the Promissory Notes, the Lender shall promptly deliver to the Borrower the Stock and the Loan Documents, other than the Lender's copy of the Loan Documents. The Lender shall give written notice of any default on the Loan to the Borrower in accordance herewith and Borrower may thereafter have ten (10) business days (the "Cure Period") to cure such default. In the event Borrower fails to cure such default within the Cure Period, Lender may then sell, assign, hypothecate, or otherwise dispose of the Stock as herein provided. The Lender accepts no responsibility for the amount of proceeds obtained through the disposition of the Stock under any lawful means. However, proceeds obtained in excess of the total of the default amount plus reasonable attorney's fees, if any, and costs of disposing of the Stock shall be returned to the Borrower.

      The Stock shall constitute the entire collateral used to procure the Loan, and the Lender shall be limited to liquidation of the Stock upon an Event of Default as defined in the Promissory Notes. The Lender shall have no recourse to other assets of the Borrower (i.e., this Loan is "non-recourse" as to any other assets of the Borrower.)

6.    CLOSING

      The closing shall take place on the later of the delivery of the Promissory Notes or the Stock to the Lender.

7.    SECURITY OF STOCK

      The Lender accepts full responsibility for the control, handing and return of such Stock to the Borrower. Accordingly, the Lender hereby warrants the following: i) the Stock will not be hypothecated, assigned, transferred, or otherwise encumbered (other than as specified in this document); ii) the Stock will not be used to short sell the Stock while the Stock is on deposit with the Bank; iii) the Stock shall remain on deposit with the Bank in a designated account for the entire period of the Loan; and iv) the Stock will not be used in any manner that is not prescribed other than as provided for in this agreement or the Promissory Note(s).

8.    USE OF THE STOCK

      The Lender shall use the Stock to arrange for a credit facility ("the Investment Credit Facility") in the amount of up to 70% of the Final Market Value of the Stock. In establishing this credit facility, the Lender will use the Stock as collateral but will not remove the Stock from the account into which the Borrower originally deposited it, nor will the Lender allow a change in control of the Stock. The Lender hereby warrants that upon repayment of the Loan Amount, the Stock will be immediately returned to the Borrower without liens or encumbrances. It is thereby intended by both parties that all risks associated with investments made by the Lender utilizing the Investment Credit Facility remain with the Lender and are not passed on to the Borrower.

      Regarding investments to be made utilizing the Investment Credit Facility, the Lender will make investments deemed by the Lender to possess strong profit potential with minimal risk. It is hereby agreed between the Borrower and the Lender that profits created from the investments made by the Lender shall be shared 70% to the Lender and 30% to the Borrower. It is understood that the Borrower's portion of accumulated profits from these investments will be applied first to the interest


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      owed on the Loan to the Borrower from the Lender and second to the principal outstanding on the Loan. All proceeds due to the benefit of the Borrower will be deposited in an account to be established for the Borrower at Credito Italiano, Milano, Italy.

      On the first anniversary of this Agreement, the Borrower and the Lender will use their best efforts to agree to an annual payment to be made to the Lender to reduce the outstanding principal on the Loan. At such anniversary date, the Borrower and Lender will renegotiate this Agreement with respect to investment goals and the Lender's investment authority for the second year of this Agreement. This Agreement shall be similarly renegotiated on each anniversary date during the overall term of this Agreement.

9.    VOTING PROXY

      Absent an uncured default, Lender agrees that it shall have no right to vote the stock on any matters put before the shareholders of Borrower for a vote. In connection therewith, Lender agrees that it shall execute and deliver a voting proxy with respect to the Stock in favor of a designee of Borrower.

10.   REPRESENTATIONS AND WARRANTIES OF THE BORROWER

      In order to induce the Lender to provide the Loan according to Promissory Notes in the form of the attached Exhibit A, Borrower makes the following representations and warranties to the Lender; such representations and warranties shall be unaffected by any separate inquiries, credit and/or security investigation made by the Lender prior to or after execution of this Agreement and shall survive the closing of the transactions contemplated hereby:

      a. Borrower has all requisite power and authority to enter into this Agreement and all other Loan Documents, including, without limitation, the Promissory Notes, and to carry out the transactions contemplated hereby.

      b. Borrower warrants and represents that it is not now insolvent, bankrupt, or contemplating bankruptcy, that there are no legal claims filed or to its knowledge threatened against Borrower, whether judged with or without merit by the Borrower, and that there are no other impediments to the sale or transfer of the Stock.

      c. The execution and delivery of this Agreement, the Promissory Notes, and the other Loan Documents and instruments to be executed and delivered by the Borrower are not subject to recall, restriction on voting, use, or other limitations.

      d. This Agreement, the Promissory Notes, and other Loan Documents, when executed and delivered, will constitute valid binding agreements of the Borrower, enforceable in accordance with their respective terms, except such as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditor's rights generally.

      e. Neither the execution and delivery of this Agreement, the Promissory Notes, or the other Loan Documents and instruments to be executed and delivered by Borrower pursuant hereto, nor the consummation by Borrower of the transaction contemplated hereby, will require any authorization, consent, approval, exemption or any other action by, or notice to, any governmental entity except as specifically provided herein.


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      f.    Borrower does not have material tax deficiencies, federal, state, foreign, county, local, or other, that would or could affect the solvency, final status of, or otherwise compromise Borrower in its ability to transfer the Stock.

      g. To the best of Borrower's knowledge, the information supplied by Borrower to Lender (verbally and in writing) contains no untrue statement of material fact or omits or shall omit a material fact, which would make such statements misleading. All statements and information contained in any certificate, instrument, schedule or document delivered by Borrower shall be deemed representations and warranties made by borrower.

      h. In connection with the Loan and the issuance of the Stock, Borrower agrees to make all required disclosures to the Securities and Exchange Commission ("SEC") and any other applicable regulatory authorities. Borrower shall indemnify Lender against any penalties, fees, fines, or lawsuites that may arise from Borrower's failure to make proper regulatory disclosures related to the issuance of the Shares.

      i.    In the event of an uncured default on the Loan, as described in
            Section 5 of this document, Lender will have the immediate right to sell the Shares. In such event, Borrower agrees that it will, as soon thereafter as is practicable, take all reasonable steps to register the Stock for resale by Lender.

11.   CONDITION PRECEDENT TO LENDER'S OBLIGATIONS

      The obligation of the Lender to consummate the transactions contemplated herein is subject to the satisfaction of the following conditions (any one or more of which may be waived by the Lender):

      a. Borrower will have performed all obligations and complied with all conditions required to be performed or complied with by Borrower at or prior to the Closing.

      b. The representation and warranties of Borrower made herein shall be true and correct as of the Closing.

      If any of the conditions contained in this paragraph have not been satisfied (or waived), Lender may cancel and terminate this Agreement.

12.   AMENDMENT AND WAIVER

      This Agreement may be amended, or the terms hereof waived, only in writing and having been executed by all of the parties to this Agreement.

13.   NOTICES

      All notices and other communications hereunder shall be delivered in writing and shall be deemed to have been given if delivered by hand or facsimile transmission or if deposited with a recognized overnight delivery service, with receipt, addressed as follows:

           If to Borrower at:      The Internet Advisory Corporation
                                   150 East 58th Street
                                   New York, NY 10002
                                   Attn: Richard Goldring, President


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            With a copy to:        Kaplan Gottbetter & Levenson, LLP
                                   630 Third Avenue
                                   New York, NY 10017
                                   Attn: Adam S. Gottbetter

            If to the Lender at:   Interauditing Srl
                                   Piazza Duca D'Aosta, 6
                                   20124 Milano, Italy
                                   Tel: + 39 02 67078369
                                   Fax: + 39 02 66982065
                                   E-mail: cevolo@dadaconsulting.com

      Or, at such other address as may hereafter be designated by either party by written notice given hereunder. Notices sent by facsimile transmission must show the sender's time of transmission information ("TTI") on such copy.

14.   GOVERNING LAW & SITES FOR LITIGATION

      This Agreement shall be governed by the laws of the State of New York without regard to any provisions or conflict of law. The parties agree that any differences shall be filed and adjudicated in this Governing State.

15.   BINDING EFFECT

      This Agreement binds, and shall inure to the benefit of, the parties and their respective successor and assigns.

16.   COUNTERPARTS, FACSIMILE AND SIGNATURES.

      This Agreement may be signed in any number of counterparts, and such shall be deemed an original together as one and the same document. The parties agree that facsimile signatures which copy shall show the sender's TTI shall be deemed an original.

17.   ENTIRE AGREEMENT

      This Agreement and related Loan Documents constitute the entire agreement of the parties with respect to the subject matter hereto and supersede any prior or contemporaneous understandings or agreements.

18.   TIME OF ESSENCE

      Time is specifically declared to be of the essence in the performance by Borrower and the Lender of their respective duties and responsibilities under this Agreement.

19.   CONFIDENTIALITY

      Whereas the Lender has developed a number of important and sensitive business contacts and relationships, either directly or indirectly, such contacts and relationships are limited to the Lender and/or its designees. Any intentional contact by any executive officer or director of the Borrower, either directly or indirectly, without specific, written, prior permission of the Lender or unless otherwise required in furtherance of this Agreement, shall be viewed as a violation of this Agreement


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      if such contact was initiated for the specific purpose of circumventing this Agreement, and render this Agreement null and void from inception. A minimum of five business days prior to declaring this Agreement null and void pursuant to this Section 19, Lender must supply Borrower with written notice thereof including detailed, incontrovertible proof that supports the assertion being made. Following a termination of this Agreement pursuant to this Section 19, any monies due to the Lender shall be immediately due and payable along with any accrued interest. Failure by the Borrower to make such repayment within five (5) business days shall give the Lender the right, but not the obligation, to liquidate any and all collateral in order to obtain satisfaction of the Promissory Notes. After payment of these outstanding amounts by the Borrower, the Lender's obligation will be limited solely to the return of the Stock along with a notice of cancellation of the Promissory Notes. Should the Lender fail to meet its obligation(s) under this Agreement, this section shall not apply and the Borrower may communicate with any party required in order to secure the return of the Stock.

20.   TERMS AND CONDITIONS PURSUANT TO LOAN

      See Appendix "A", Terms and Conditions Pursuant to Loan.


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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement as of the day and year first above written.

ACCEPTED ON BEHALF OF THE LENDER:

By:    /s/ Stefano Cevolo
   -----------------------------------
       Dott. Stefano Cevolo

Title: Chief Executive Officer
      --------------------------------

Date:  April 1, 2002
     ---------------------------------


ACCEPTED ON BEHALF OF BORROWER:

By:    /s/ Richard Goldring
   -----------------------------------
       (Authorized Signature)

Title: President
      --------------------------------

Date:  April 1, 2002
     ---------------------------------


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                                  APPENDIX "A"

TERMS & CONDITIONS PURSUANT TO LOAN

      Term - The initial term of the Loan will be 1 year. However, Borrower shall have the option to extend the Loan, in whole or in part, for up to three additional 1 year periods. Accordingly, the maximum Loan term, as extended, shall be 4 years. Borrower shall exercise its right to extend the Loan by advising Lender in writing not less than 30 days prior to the Loan termination date then in effect (the "Loan Extension Notice"). Each extension will be for an additional 1 year period. The Loan Extension Notice delivered by Borrower to Lender may, at Borrower's option, provide for Borrower's replacement of the Stock with one or more new certificates representing the same number or restricted shares of Borrower's common stock as the Stock being replaced. In connection therewith, the parties acknowledge that a simultaneous exchange is contemplated and that they will fully cooperate with on another to effect said exchange. Following replacement, the new certificates shall be treated in the same manner as the Stock. Borrower can further extend the Loan under the same procedures to a maximum period of 4 years.

      Right to Terminate - The Lender shall reserve the right to terminate as provided in the Loan Agreement.

      Interest Rate - The interest rate on the Loan will be set in accordance with LIBOR (six month rate) plus one full percentage point (1%). The interest rate may be adjusted once during each 12 month Loan Agreement period.

      Payments - The provision of interest payments shall be made quarterly in arrears.

      Late Payments - The Lender shall have the right to charge additional interest on late scheduled quarterly interest payments. Payments shall be deemed late if the agreed quarterly interest is not paid on the due date as stated in the interest payment schedule which shall be issued upon acceptance and draw down of funds by the Borrower. The interest charge on late payments will be calculated at 5% until said interest is paid. This charge shall be invoiced separately. If the Borrower fails to make a scheduled interest payment or separately invoiced late payment within thirty days of the due date, it will be deemed as a default under the Loan Agreement.

SCHEDULE OF STOCK(S)

      The Stock schedule sheet will define the allocated Stock to be used as collateral against the issuance of the Loan.

      In the event of an application for a Loan to be increased in capital, such application would require a separate or amended Stock schedule sheet.


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                                    EXHIBIT A

                             SECURED PROMISSORY NOTE

USD$ ____________________ (Amount)                              DATE: __________

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, __________________ ("Borrower"), promises to pay to ____________________
("Lender") at _______________________________________________ (Address) or any
other place as Lender may from time to time designate in writing, the principal sum of _______________________________________ (USD$__________) (the "Principal
Amount"), hereof until this Note is paid in full at the rate of ________________ (__%) per annum.

This Note is secured by "Restricted Shares of Stock" of _________________________, (Borrower) on deposit with Credito Italiano Bank at their office in New York, located at 375 Park Avenue, New York, New York, 10152, for final credit to the Lender Account number _____________.

Borrower is to pay interest quarterly in arrears, and principal is due ___________ (Date) as stated in the Collateral Loan Agreement. All further terms and conditions of this note are governed by the Collateral Loan Agreement executed by Borrower and Lender on ________________ (Date)

The payments shall be made in lawful money of the United States and shall be free from set off, deduction, or counterclaim of any kind. Borrower may prepay this Note in whole or in part on the anniversary date of the note without premium or penalty. Unless Lender shall elect otherwise, any partial pre-payment shall be credited first to accrued interest and then to the Principal Amount outstanding and shall not extend or postpone the due date of any subsequent payment or change the amount of such payment.

This Note shall be governed by and construed in accordance with the laws of the State of New York. Should any collection or any other legal actions be taken by Lender to collect on this Note or any portion hereof, Borrower will pay all reasonable costs of collection, including attorneys' fees.

By: ____________________________________ (Borrower)
      (Name)

Title:__________________________________

Date: __________________________________


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